Exhibit 99.1


         IASIS Healthcare Announces Offer of Senior Subordinated Notes

    FRANKLIN, Tenn.--(BUSINESS WIRE)--May 27, 2004--IASIS Healthcare(R) Corporation today announced that its subsidiaries, Iasis Healthcare LLC and Iasis Capital Corporation, intend to offer through a private placement, subject to market and other conditions, $475 million aggregate principal amount of new Senior Subordinated Notes due 2014. The issuers' obligations under the Senior Subordinated Notes will be fully and unconditionally guaranteed on a senior subordinated basis by certain of the Company's subsidiaries. Concurrently with the closing of such offering, the Company intends to complete its acquisition by the investor group led by Texas Pacific Group, as previously announced, and enter into a new $675 million senior secured credit facility. The proceeds of this offering, together with the equity contribution to be made by the investor group in the acquisition and initial borrowings under the new senior secured credit facility, will be used to fund the acquisition of the Company, repurchase the Company's existing 13% Senior Subordinated Notes due 2009 and 8 1/2% Senior Subordinated Notes due 2009 and pay related tender premiums and consent fees pursuant to the tender offer and consent solicitation which commenced on May 6, 2004, repay all existing indebtedness under the Company's existing senior secured credit facility, and pay other fees and expenses related to these transactions. The closing of this offering is expected to occur in June 2004 and is conditioned on the completion of the acquisition and the other financing transactions described above.
    The Senior Subordinated Notes have not and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.
    IASIS Healthcare(R) Corporation, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. IASIS operates its hospitals with a strong community focus by offering and developing healthcare services to meet the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS Healthcare(R) owns or leases 15 acute care hospitals and one behavioral health hospital with a total of 2,257 beds in service and has total annual revenues of approximately $1.2 billion. These hospitals are located in five regions: Salt Lake City, UT; Phoenix, AZ; Las Vegas, NV; Tampa-St. Petersburg FL; and four cities in Texas, including San Antonio. IASIS also has an ownership interest in three ambulatory surgery centers and owns and operates a Medicaid managed health plan in Phoenix that serves over 92,000 members. For more information on IASIS Healthcare(R) Corporation, please visit IASIS's website at www.iasishealthcare.com.

    This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could affect the Company's ability to successfully complete the private placement of the Senior Subordinated Notes, such as general market conditions and uncertainties relating to the ability of the Company to use effectively the proceeds from the sale of the Senior Subordinated Notes. Factors that could cause results to differ are described in filings made from time to time by IASIS with the Securities and Exchange Commission. IASIS takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

    CONTACT: IASIS Healthcare Corporation, Franklin
             Investor contact:
             David R. White or W. Carl Whitmer, 615-844-2747 or
             News media contact:
             Tomi Galin, 615-467-1255